CONTACT: Terry Hammett
Commercial Vehicle Group, Inc.
(614) 289-5384
Exhibit 99.1
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THE RETIREMENT OF DIRECTOR RICHARD SNELL AND ELECTION OF DIRECTOR JANICE STIPP
NEW ALBANY, OHIO, February 19, 2019 /PRNewswire/ - Commercial Vehicle Group, Inc. (the “Company” or “CVG”) (NASDAQ: CVGI) announced that its Board of Directors (the “Board”) has elected Janice E. Stipp as an independent director to the Board, effective February 28, 2019. Ms. Stipp will serve on the Board’s Audit and Nominating and Governance Committees. Ms. Stipp will stand for re-election at the Company’s 2019 Annual Meeting of Stockholders.
Ms. Stipp, 59, brings more than 35 years of financial and accounting leadership experience and has served as chief financial officer of both public and private companies. She currently serves as a Director for ArcBest Corporation and is on the Michigan State University Foundation Board. Ms. Stipp, is a Certified Public Accountant, Chartered Global Management Accountant, and earned her B.A. in accounting from Michigan State University, in addition to an M.B.A. from Wayne State University.
The Company also announced the retirement of Richard A. Snell, effective May 16, 2019, without standing for re-election at the 2019 Annual Meeting of Stockholders. Mr. Snell has served as a Director since 2004 and was the Chairman of the Board from March 2010 through May 2018. Current Chairman Scott Arves thanked departing Director Snell and welcomed Director Stipp to the Board. “Dick has been an invaluable contributor to the Board since the Company’s earliest days and provided extraordinary leadership to the Board and the Company during his tenure. On behalf of the entire Board of Directors, I want to express my appreciation for Dick’s contributions and friendship as we worked together to support the Company’s strategic goals and priorities.”
“I also want to welcome Janice to the board,” Arves added. “We are very pleased to have someone of her caliber join us. She brings relevant skills and significant experience in areas of critical importance to the Company that will enhance our Board’s capabilities as we guide the Company through the execution of its long term growth initiatives.”

Mr. Snell said, “It has been a privilege to serve the shareholders of CVG for 15 years. It has been gratifying to work with the Board and management at CVG and I look forward to following their future success.” He added, “Janice will bring relevant experience and fresh perspectives to the Board that will help shape the Company’s future. I wish her, my fellow directors, and CVG the very best.”
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.